                                                                    Exhibit 99.1
                              [CLAIMSNET.COM LOGO]


         For more information, please contact:

Paul Miller
Claimsnet.com
(972) 458-1701
pwmiller@claimsnet.com

FOR IMMEDIATE RELEASE:

         Claimsnet.com Adds Mr. Alfred Dubach to Board of Directors And Announces Analyst and Investor Conference Call and Webcast

         DALLAS - May 22, 2002 - Claimsnet.com inc. (OTCBB: CLAI.OB; BSE: CLAI), a leading provider of Internet-based business to business solutions for the healthcare industry, today announced the election of Mr. Alfred Dubach to its Board of Directors.

Mr. Dubach is an independent business consultant and financial advisor in Zurich, Switzerland. After having served in several capacities within management and executive management in the pharmaceutical industry and leading Swiss banks (Louis Widmer Intl., Union Bank of Switzerland, Swiss Volksbank, Credit Suisse), he was the Chief Investment Officer for Swissquote Bank and a member of the Executive Management Team that developed the first pure Internet Bank in Switzerland. CASH magazine voted Swissquote Bank the best Swiss online broker in autumn 2001 and the bank reached a market share of twenty percent by the end of 2001.

"We welcome Mr. Dubach to the Board," stated Bo W. Lycke, Chairman of the Board. "Alfred's success with building market share in the online services sector along with his vast experience in the European banking industry make him a great addition to our Board."

         On March 12, 2002 the Company announced that a number of changes had been implemented to significantly improve financial performance. The Company also announced the resignations of three members of the Board of Directors and the election of two new directors, Thomas Michel and Jeffrey Black, to fill two of the vacated seats. On March 13, 2002 the Company announced a funding commitment of $826,000 from a Zurich, Switzerland based investment group. Mr. Michel, Mr. Black and Mr. Dubach are representatives of the investment group.

An analyst and investor conference call is scheduled for 3:00 p.m. Eastern Time today to review current business initiatives and first quarter 2002 financial results. The call can be heard through a simultaneous Webcast, which can be accessed through Claimsnet.com's website, www.claimsnet.com or at www.shareholder.com/claimsnet/medialist.cfm.

Claimsnet.com inc. is a leading provider of Internet-based, business-to-business solutions for the healthcare industry, including distinctive, advanced ASP technology for online healthcare transaction processing. Headquartered in Dallas, Claimsnet.com offers proprietary systems that are distinguished by ease of use, customer care, security and measurable cost advantages. More information on Claimsnet.com can be found at the Company's web site at www.claimsnet.com.

                                       ###